                                                                    Exhibit 10.4
                                                                    ------------

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY



                               LICENSE AGREEMENT

                                    Between

                              ADOLOR CORPORATION

                                      And

                         SB PHARMACO PUERTO RICO INC.


                                 July 26, 1999



    This document is the confidential information of both parties hereto.
  It should be distributed on a need-to-know basis and kept in a secure area.

                               LICENSE AGREEMENT
                               -----------------

     THIS LICENSE AGREEMENT (hereinafter "AGREEMENT"), made as of the ____ day of ____ 1999, between Adolor Corporation, a corporation of the State of Delaware, having a principal place of business at 371 Phoenixville Pike, Malvern, Pennsylvania 19355 and SB Pharmco Puerto Rico Inc., a corporation of the Commonwealth of Puerto Rico, having a principal place of business at Road 172, KM 9.1/Bo.Certenejas, Cidra, Puerto Rico 00639,

                               WITNESSETH THAT:
                               ---------------

     WHEREAS, ADOLOR, as defined below, is the owner of all right, title and interest or otherwise has certain rights in certain patents, identified in APPENDIX A hereto, and know-how relating to PRODUCT; and

     WHEREAS, SB, as defined below, desires to obtain certain licenses in certain countries of the world from ADOLOR to develop and commercialize PRODUCT in such countries under the aforesaid patents and know-how, and ADOLOR is willing to grant to SB such licenses;

     NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties agree as follows:

1.   DEFINITIONS
     -----------

     1.01. "ADOLOR" shall mean Adolor Corporation, a corporation of the State of Delaware, having a principal place of business at 371 Phoenixville Pike, Malvern, Pennsylvania 19355.

     1.02. "ADOLOR FIELD" shall mean all uses of COMPOUND for the prophylaxis, treatment and/or palliation of any INDICATION in animals including humans, in any delivery form, including, but not limited to, all transdermal delivery forms and parenteral administration, except that topical uses of COMPOUND in humans in the ADOLOR FIELD shall be limited to those related to:

               (i)   any ophthalmic INDICATION;

               (ii) treatment of pain following dermal peels, laser procedures, or any other dermatology procedure provided COMPOUND is used exclusively by a health-care professional during the course of such treatment in a health-care setting;

               (iii) any oral, nasal, or otic cavity INDICATION; and

               (iv) treatment of burns, abrasions, wounds, other cutaneous injuries and cutaneous infections, provided that the COMPOUND is formulated in combination with an antiinfective, is a prescription product, and is exclusively promoted by or on behalf of ADOLOR in hospital/emergency room settings or hospital burn centers.

               COMPOUNDS employed for the treatments under Paragraphs 1.02(ii) and (iv) shall be referred to as ADOLOR Topical Dermal Products.

   1.03. "AFFILIATES" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this AGREEMENT to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with such party.

   1.04. "COMPOUND" shall mean any compound which is the subject of a PATENT owned or controlled by ADOLOR at any time up to the fifth (5/th/) anniversary of the EFFECTIVE DATE which is a peripherally selective mu opiate receptor agonist without significant central nervous system effects, or a prodrug or metabolite thereof, or a peripherally selective mu opiate receptor agonist compound which inhibits the production or function of Tumor Necrosis Factor (TNF) or other cytokines, or prodrug or metabolite thereof. Examples of such compounds include, without limitation, loperamide, diphenoxin, diphenoxylate, desmethyl-loperamide and loperamide N-oxide and all esters, salts, hydrates, solvates, polymorphs and isomers thereof which are structurally related to the compounds disclosed in the PATENTS. A 'peripherally selective mu opiate receptor agonist' as used in this paragraph means any mu opiate receptor agonist compound that has a selectivity ratio of at least 30 fold (expressed as Ki ratio) for the human mu opioid receptor versus human delta or kappa opiod receptors in standard opioid receptor binding assays such as the Chinese Hamster Ovary (CHO), cloned human opioid receptor binding assay, and is equal to or greater than diphenoxylate in peripheral selectivity.

     1.05. "COPYRIGHTS" shall mean any and all material that may be subject to copyright protection and/or registration, including, but not limited to, designs, graphics, logos, colors, and text, and any combinations thereof.

     1.06. "EFFECTIVE DATE" shall mean the date upon which this AGREEMENT is effective and shall be the date of this AGREEMENT first written above.

     1.07. "FIELD" shall mean all dermal topical uses of PRODUCT for the prophylaxis, treatment and/or palliation of any INDICATION in humans except for those topical uses within the ADOLOR FIELD.

     1.08. "INDICATION" shall mean the specific treatment or prevention of a disease or one or more symptoms for a PRODUCT as an RX PRODUCT or an OTC PRODUCT for use in the FIELD in the TERRITORY.

     1.09. "KNOW-HOW" shall mean all present and future ADOLOR technical information and know-how for PRODUCT in the FIELD which is confidential or is not in the public domain and shall include, without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other information for PRODUCT in the FIELD and useful for the development and commercialization of PRODUCT in the FIELD.

     1.10.   **

     1.11. "NET SALES" shall mean the gross invoices representing sales of PRODUCT in the FIELD in the TERRITORY under this AGREEMENT by SB, its AFFILIATES, and sublicensees ("the Selling Party"): (a) in finished product form (i.e., packaged and labeled for sale to the ultimate consumer); and (b) in any product form other than finished product form (such as bulk stage material ready for conversion to final form) to distributors who subsequently convert such product into finished product form and sell to THIRD PARTIES who are not AFFILIATES of SB, its AFFILIATES or its or their sublicensees (and such distributors shall not be considered sublicensees for the purposes of this NET SALES definition unless in fact sublicensees or, if SB, its AFFILIATES, or its or their sublicensees, share in the proceeds of the sale by the distributor and, further provided that, for the purposes of this Paragraph, such sales of PRODUCT in final stage bulk material form shall only occur where such sales are due to local country requirements as such requirements are determined by SB); less deductions actually allowed or specifically allocated to PRODUCT by the Selling Party using U.S. generally accepted accounting principles for:

               (i) transportation charges, including insurance, for transporting PRODUCT;

               (ii) sales and excise taxes and duties and any other governmental charges imposed upon the production, importation, use or sale of such PRODUCT;

               (iii) trade, quantity and cash discounts;

**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               (iv) allowances or credits to customers on account of rejection or return of PRODUCT or on account of retroactive price reductions affecting PRODUCT;

               (v) PRODUCT rebates and PRODUCT charge backs, including those granted to managed-care entities and government agencies; and

               (vi)  bad debt actually incurred.

Sales between SB, its AFFILIATES and its or their sublicensees shall be excluded from the computation of NET SALES and no royalties will be payable on such sales unless the PRODUCT is administered or used by the party.

    1.12. "OTC PRODUCT" shall mean a PRODUCT in the FIELD which is not an RX PRODUCT.

    1.13. "PATENTS" shall mean all patents and patent applications in the FIELD which are or become owned by ADOLOR, or to which ADOLOR otherwise has, now or in the future, the right to grant licenses, which generically or specifically claim PRODUCT, a process for manufacturing PRODUCT, an intermediate use in such process or a use of PRODUCT. Included within the definition of PATENTS are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all SPCs. Also included within the definition of PATENTS are any patents or patent applications in the FIELD which generically or specifically claim any improvements on PRODUCT or intermediates or manufacturing processes required or useful for production of PRODUCT which are developed by ADOLOR, or which ADOLOR otherwise has the right to grant licenses, now or in the future, during the term of this AGREEMENT.

The current list of patent applications and patents encompassed within PATENTS is set forth in APPENDIX A attached hereto.

    1.14. "PRODUCT" shall mean a composition or formulation containing COMPOUND for use in the FIELD.

     1.15. "RX PRODUCT" shall mean a PRODUCT in the FIELD in respect of which, as a matter of law and/or regulation, the regulatory authorities in the country in which it is purchased require a prescription from a physician or other health-care professional to enable the consumer to purchase the product in such country.

     1.16. "SB" shall mean SB Pharmco Puerto Rico Inc., a corporation of the Commonwealth of Puerto Rico, having a principal place of business at Road 172, KM 9.1/Bo.Certenejas, Cidra, Puerto Rico 00639.

     1.17. "SPC" shall mean a right based upon a PATENT to exclude others from making, using or selling PRODUCT, such as a Supplementary Protection Certificate.

     1.18. "TERRITORY" shall mean all the countries and territories in the world except for South Korea, People's Republic of North Korea, or any subsequent unification of such two countries.

     1.19. "TOPICAL ITCH PRODUCT" shall mean an RX PRODUCT or OTC PRODUCT, depending on context, for the relief of itching, such as, but not limited to, itching associated with skin irritations and/or rashes due to eczema, psoriasis, insect bites, poison ivy, poison oak, poison sumac, sunburn, soaps, detergents, cosmetics, and jewelry, as well as external vaginal or rectal itch. The scope of the term TOPICAL ITCH PRODUCT shall not include any ** PRODUCT or ** PRODUCT.

     1.20. "TRADE DRESS" shall mean any and all designs, colors, graphics and TRADEMARKS of the PRODUCT packaging, these elements either separately or together in combination thereof.

     1.21. "TRADEMARK(S)" shall mean any and all words, phrases, slogans, designs, logos and combinations thereof used as an indication of source of the PRODUCT or associated services.

     1.22. "THIRD PARTY(IES)" shall mean any party other than SB and ADOLOR.

**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.23. "UNAFFILIATED EXPERT" shall mean an individual who (i) is not a current employee or director of, or consultant to, one of the parties or of an entity which currently has a commercial alliance with one of the parties, (ii) has disclosed any previous affiliation with one of the parties of the type described in clause (i) of this Paragraph, (iii) is mutually acceptable to the parties, and (iv) has suitable expertise on the topic in question.

     1.24. "U.S.A." shall mean the United States of America and all of its territories and possessions.

2.   GRANT
     -----

     2.01. Subject to Paragraph 2.03, ADOLOR hereby grants to SB an exclusive license, with the right to grant sublicenses, under PATENTS and KNOW-HOW to make, have made, use, sell, offer for sale, and import PRODUCT in the FIELD in the TERRITORY subject to the other terms and conditions of this AGREEMENT. The rights to make, have made, use and sell shall include all activities concerning the subject matter of PATENTS and KNOW-HOW which activities would, but for the license herein granted, infringe PATENTS and KNOW-HOW.

     2.02. In the event that SB determines that it needs a copromotion partner for PRODUCT in the U.S.A. during the term of the AGREEMENT, SB shall notify ADOLOR in writing, and ADOLOR shall have the first right to negotiate with SB for the right to be such copromotion partner, but if SB and ADOLOR have failed to agree to sign a binding agreement with respect to such copromotion within ninety (90) days after ADOLOR's receipt of such notice, then SB shall thereafter be free to negotiate and enter into such a copromotion agreement with a THIRD PARTY.

     2.03. All AFFILIATES and sublicensees of SB shall be bound by SB to observe and perform the relevant terms and conditions contained in this AGREEMENT. A breach of this AGREEMENT by such AFFILIATE or sublicensee shall be deemed to be a breach by SB.

     2.04. In the event that ADOLOR develops a formulation for COMPOUND which is for a topical form of COMPOUND in the ADOLOR FIELD, and provided that:

           (a) ADOLOR developed such formulation without any analysis of any PRODUCT independently developed by SB; and

           (b) ADOLOR developed such formulation prior to the publication of any patent owned by SB, or literature authored or authorized by SB, which discloses such formulation,

then, in the event that SB subsequently owns any patents which cover such formulation, ADOLOR will automatically have a royalty free exclusive license in the ADOLOR FIELD with the right to grant sublicenses, under such patents, to make, have made, use, sell, offer for sale, and import a topical form of COMPOUND in such a formulation in the ADOLOR FIELD in the TERRITORY and South and North Korea. If ADOLOR has not carried out such independent formulation development work as described in the preceding sentence but SB owns patents which cover a formulation for COMPOUND which would have use as a topical form of COMPOUND in the ADOLOR FIELD, and such patents arose as a result of SB's work under this AGREEMENT, SB shall grant to ADOLOR an exclusive license in the ADOLOR FIELD, with the right to grant sublicenses, under such patents, to make, have made, use, sell, offer for sale, and import a topical form of COMPOUND in such a formulation in the ADOLOR FIELD in the TERRITORY and South and North Korea upon royalty terms to be negotiated and agreed in good faith by the parties at the time. ADOLOR warrants and represents that they will not knowingly analyze any formulation of COMPOUND supplied by SB to any THIRD PARTY, such as, without limitation, a clinician, during the course of this AGREEMENT.

3.   PAYMENTS AND ROYALTIES
     ----------------------

     3.01. In consideration for the license under PATENTS and KNOW-HOW granted to SB in this AGREEMENT and subject to the provisions of this Agreement including but not limited to Paragraph 3.11, SB shall make the following milestone payments to ADOLOR, in the specified incremental amounts, within thirty (30) days after the occurrence of the following milestones:

     (a)        EFFECTIVE DATE                                   $  500,000

     (b)        The first to occur of First Rx
                INDICATION or Direct OTC INDICATION

          (1)   **                                               $       **
          (2)   **                                               $       **
          (3)   **                                               $       **
          (4)   **                                               $       **
          (5)   **                                               $       **
          (6)   **                                               $       **
          (7)   **                                               $       **
          (8)   **                                               $       **

     (c)        Second Rx INDICATION

          (1)   **                                               $       **
          (2)   **                                               $       **
          (3)   **                                               $       **
          (4)   **                                               $       **
          (5)   **                                               $       **

     (d)        Each of Third and Fourth Rx INDICATIONs

          (1)   **                                               $       **
          (2)   **                                               $       **
          (3)   **                                               $       **
          (4)   **                                               $       **
          (5)   **                                               $       **

     (e)        Each of Fifth and Sixth Rx INDICATIONs

          (1)   **                                               $       **
          (2)   **                                               $       **
          (3)   **                                               $       **
          (4)   **                                               $       **
          (5)   **                                               $       **

     (f)        **                                               $       **

     (g)        **                                               $       **

     (h)        **                                               $       **

provided that:

**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     (1) each such payment shall be made only one time based on the first time a milestone is achieved, regardless of how many times such milestone is achieved (except as otherwise provided by Paragraphs 3.01(f), and no payment shall be owed for a milestone which is not reached. For Paragraph 3.01(h), SB shall not be required to make more than ** (**) such payments totaling $ **;

     (2)  each such payment shall be non-refundable;

     (3) the term "**" shall mean the earlier to occur of (i) SB's determination after the last patient has completed his/her last visit ** that such study was successful, or (ii) SB's decision to continue development of the PRODUCT **;

     (4) the term "**" shall mean, with respect to the relevant INDICATION which is the subject of the study, the earlier to occur of (i) the date on which SB determines that ** was successful, or (ii) SB's decision to **.

     (5) the term "**" shall mean with respect to the relevant INDICATION which is the subject of the study the earlier to occur of (i) the date on which SB determines that ** was successful, or (ii) SB's decision to
          **.

     (6)  the term "**" as used in this Paragraph shall mean the **.

     (7) the term "**" as used in this Paragraph shall mean the ** required for the filing of a New Drug Application (hereinafter "NDA") with the U.S. Food and Drug Administration (hereinafter "FDA") or the corresponding regulatory agency in other countries for PRODUCT for the relevant INDICATION which is the subject of the study as defined in 21 CFR
          (S)312.21(c);

     (8) the term "NDA Acceptance" shall mean, with respect to each INDICATION, the earlier of (i) written notice of acceptance from the FDA of the NDA filed by or on behalf of SB under this AGREEMENT necessary for commercialization of PRODUCT for the relevant, whichever is appropriate, or (ii) sixty (60) days

**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          following filing of such NDA with the FDA, assuming that SB has not received a "Notice of Refusal to File" from the FDA with respect to such NDA.

     (9)  the term "**", shall mean with respect to each INDICATION, the **.

     (10) the term "EU" shall mean the European Economic Union provided that in the event the relevant milestone occurs in a country which is within the EU at such time, but is not any of the United Kingdom, France or Germany, then SB shall owe only fifty percent (50%) of the relevant milestone payment, and the other fifty percent (50%) shall be owed at the time the relevant milestone occurs in the earliest of the United Kingdom, France or Germany.

     (11) the term "**" shall mean the first PRODUCT which meets the stated milestones **;

     (12) the term "**" shall mean a PRODUCT which is approved for ** in the relevant geographic area;

     (13) the terms "Second", "Third", "Fourth", "Fifth" and "Sixth" as applied to the term "Rx INDICATION" shall mean a PRODUCT which meets the stated milestones provided that such PRODUCT is either ** which has not already been subject to milestone payments under Paragraph 3.01 or is a ** for which another ** has not already been subject to milestone payments under Paragraph 3.01. The terms assume that the **.

     (14) the term "**" shall mean an RX PRODUCT which **;

     (15) the term "**" shall mean, with respect to the relevant INDICATION in the relevant geographical location, the FDA's (or relevant regulatory agency's) approval of an NDA (or its equivalent) filed by or on behalf of SB for marketing the relevant ** for such INDICATION.

     (16) The term "**" shall mean an OTC PRODUCT which **.

**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     (17) TOPICAL ITCH PRODUCT and ** each constitute a single and separate INDICATION, unless if for the TOPICAL ITCH PRODUCT or the **, a different PRODUCT is sold for some of the INDICATIONS included within the definition of TOPICAL ITCH PRODUCT or ** using the same TRADEMARK in the same country as is used for the TOPICAL ITCH PRODUCT or **, then the different PRODUCT shall not be considered as a separate INDICATION unless the different PRODUCT is a Combination Rx PRODUCT or a Combination OTC PRODUCT.

     (18) The term "NDA Approval" shall mean approval for marketing by the FDA or its equivalent in the particular geographic location, including all requisite manufacturing, pricing and reimbursement approvals for the relevant PRODUCT for the relevant INDICATION.

     (19)  The term "**" shall mean the earlier of **.

     (20) **. For the avoidance of doubt, Exhibits One and Two of APPENDIX D to this AGREEMENT provide examples of how this Paragraph 3.01(19) shall operate.

     3.02. As further consideration for the license under PATENTS granted to SB under this AGREEMENT, and subject to the provisions of this AGREEMENT including but not limited to Paragraph 3.11, SB shall make the following royalty payments to ADOLOR:

     ** % (** percent) of annual NET SALES of all RX PRODUCT up to and including ** U.S. dollars (less than or equal to U.S. $**); and

     ** % (** percent) of annual NET SALES of all RX PRODUCT in excess of ** U.S. dollars (greater than U.S. $**); provided that, for purposes of this Paragraph 3.02, achievement of the NET SALES of RX PRODUCT thresholds recited above shall be determined by adding the total annual NET SALES of all RX PRODUCTS in all countries of the TERRITORY in which there is (a) a granted and enforceable PATENT which claims the relevant RX PRODUCT at the time

**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

such NET SALES occur, or (b) a pending PATENT which claims the relevant RX PRODUCT at the time such NET SALES occur, provided that the national filing date for such PATENT is not greater than five (5) years prior to the time such NET SALES occur.

     3.03. As further consideration for the license to KNOW-HOW granted to SB under this AGREEMENT, SB shall pay to ADOLOR **% (** percent) of annual NET SALES of RX PRODUCT in those countries of the TERRITORY which are not subject to the royalty obligation outlined in Paragraph 3.02.

     3.04. As further consideration for the license under PATENTS granted to SB under this AGREEMENT, SB shall make the following royalty payments to ADOLOR:

     ** % (** percent) of annual NET SALES of all OTC PRODUCTS up to and including ** U.S. dollars (less than or equal to U.S. $**);

     ** % (** percent) of annual NET SALES of all OTC PRODUCTS in excess of ** U.S. dollars (greater than U.S. $**) up to and including ** U.S. dollars
(less than or equal to U.S. $**); and

     ** % (** percent) of annual NET SALES of all OTC PRODUCTS in excess of ** U.S. dollars (greater than U.S. $**); provided that, for purposes of this Paragraph, achievement of the NET SALES of OTC PRODUCT thresholds recited above shall be determined by adding the total annual NET SALES of the particular OTC PRODUCT in all countries of the TERRITORY in which there is (a) a granted and enforceable PATENT which claims the relevant OTC PRODUCT at the time such NET SALES occur, or (b) a pending PATENT which claims the relevant OTC PRODUCT at the time such NET SALES occur, provided that the national filing date for such PATENT is not greater than five (5) years prior to the time such NET SALES occur.

     3.05. As further consideration for the license to KNOW-HOW granted to SB under this AGREEMENT, and subject to the provisions of this AGREEMENT including but not limited to Paragraph 3.11, SB shall pay to ADOLOR ** % (** percent) of annual NET SALES of OTC

**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

PRODUCT in those countries of the TERRITORY which are not subject to the royalty obligation outlined in Paragraph 3.04.

     3.06. An appropriate downward adjustment of the royalties outlined in Paragraphs 3.02 through 3.05, whichever are relevant, for NET SALES of OTC PRODUCT formulated with a concentration of greater than ** percent (** %) of the therapeutically active ingredient shall be mutually agreed upon, when appropriate, in good faith, by the parties.

     3.07. An appropriate downward adjustment of the royalties outlined in Paragraphs 3.02, 3.03, 3,04 and 3.05 for NET SALES of PRODUCT formulated in combination with one or more additional therapeutically active ingredients shall be mutually agreed upon, when appropriate, in good faith, by the parties.

     3.08. SB's royalty obligations under Paragraph 3.02 or 3.04, whichever is relevant, shall become effective in each country in the TERRITORY at such time as the relevant PRODUCT is commercially Launched in such country by SB, its AFFILIATES, or its sublicensees. SB's royalty obligations under Paragraph 3.03 or 3.05, whichever is relevant, shall become effective in each country in the TERRITORY at the Launch of the relevant PRODUCT in such country by SB, its AFFILIATES or its sublicensees;

     3.09. (a) In the event that any person or party initiates any legal or administrative proceeding challenging the validity, scope or enforceability of a PATENT by opposing the grant of the PATENT in the European Patent Office then the royalty obligation on NET SALES for such PRODUCT in any country governed by such PATENT outlined in Paragraph 3.02 or 3.04, whichever is relevant, shall not be applicable to NET SALES of such PRODUCT in such country during the pendency of the proceeding provided there is Substantial Competition for the PRODUCT and there are no other PATENTS covering the PRODUCT, and the royalty obligation in Paragraph 3.03 or 3.05, whichever is relevant, shall be applicable to NET SALES of such PRODUCT in such country during the pendency of the proceeding.

**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

           (b)  ** .

           (c) If the enforceability of at least one claim claiming PRODUCT in the PATENT under challenge in accordance with Paragraph 3.09(a) is upheld by the European Patent Office front which no appeal is or can be taken, then the royalty obligation in Paragraph 3.02 or 3.04, whichever is relevant, shall thereafter be applicable.

           (d) If all claims in the PATENT claiming PRODUCT are held to be invalid or otherwise unenforceable by the European Patent Office from which no appeal is or can be taken, then no further royalties under Paragraph 3.02 or 3.04, whichever is relevant, shall be owed with respect to the sale of such PRODUCT in such country, and the royalty obligation in Paragraph 3.03 or 3.05, whichever is relevant, shall be applicable to NET SALES of such PRODUCT in such country, and SB shall retain the licenses granted herein.

     3.10. SB and ADOLOR hereby acknowledge that if SB determines in good faith that with respect to a particular PRODUCT, the amount of each of any of the milestones and/or royalty payments to be made by SB to ADOLOR under this Article 3 would render the commercialization of such PRODUCT commercially unfeasible, SB shall promptly notify ADOLOR in writing and the parties shall promptly negotiate in good faith an appropriate downward adjustment to such milestone and/or royalty payments that would still allow both parties to receive adequate remuneration for such PRODUCT.

4.   COMPULSORY LICENSES AND THIRD PARTY LICENSES
     --------------------------------------------

     4.01. In the event that a governmental agency in any country or territory grants or compels ADOLOR to grant a license to any THIRD PARTY for PRODUCT, SB shall have the benefit in such country or territory of the terms granted to such THIRD PARTY to the extent that such terms are more favorable than those of this AGREEMENT.

     4.02. If, during the term of this AGREEMENT, SB, in its sole discretion, deems it necessary to seek a license from any THIRD PARTY in order to avoid infringement during the

**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

exercise of the license herein granted, provided that such license is related to the making, use, or sale of the COMPOUND and/or use of the COMPOUND which is claimed in such THIRD PARTY'S patent in such country, then ** percent (** %) of any royalties or other fees paid to such THIRD PARTY under such license may be deducted from royalties otherwise due ADOLOR for the same PRODUCT covered by a claim of a PATENT under Paragraphs 3.02 or 3.04 of this AGREEMENT, provided in no event shall such deduction reduce the royalties otherwise payable to ADOLOR during any calendar year by more than ** percent (** %) provided that any excess deduction shall be carried over into subsequent years of the AGREEMENT until the full deduction is taken.

5.   DEVELOPMENT AND SUPPLY OF PRODUCT
     ---------------------------------

     5.01. (a) As of the EFFECTIVE DATE, and during the term of the AGREEMENT, SB shall have full control and authority, with full responsibility over research, development, registration and commercialization of PRODUCT in the FIELD in the TERRITORY. All such activity shall be undertaken at SB's expense. SB will exercise its reasonable efforts and diligence in developing and commercializing PRODUCT, and in undertaking investigations and actions required to obtain appropriate governmental approvals to market PRODUCT in the TERRITORY, using efforts and resources normally used by SB for a compound owned by it or to which it has rights which is of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the compound, the regulatory structure involved, the profitability of the applicable products, and other relevant factors including, without limitation, technical, legal, scientific or medical factors, provided that SB's development of PRODUCT as a TOPICAL ITCH PRODUCT following the respective relevant achievements of ** (as defined in Paragraph 3.01(3)) shall be in accordance with the Outline Development Plan which is attached hereto as APPENDIX C and fully incorporated into this AGREEMENT as though fully set out herein. All regulatory timelines and

**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

proposed studies contained in such Outline Development Plan may be amended by SB as necessary to appropriately account for any medical, scientific or regulatory factors and/or changes or delays which are beyond SB's reasonable direct control

           (b) In the event that SB has not initiated the development of a PRODUCT in the FIELD to be delivered either **, whichever is relevant, within ** (**) years after the flat commercial Launch in the TERRITORY of a TOPICAL ITCH PRODUCT in the form of the first OTC PRODUCT (such non-developed PRODUCT(s) hereinafter referred to in this Paragraph 5.01(b) as "non-developed PRODUCT(s)"), then such non-developed PRODUCT(s) shall become part of the ADOLOR FIELD.

           (c) In the event that SB has not initiated the development of a PRODUCT in the FIELD for the treatment of ** within ** years after the Launch in the TERRITORY of the first OTC PRODUCT, then the scope of the FIELD shall thereafter exclude all PRODUCTS for the treatment of ** and such PRODUCT shall become part of the ADOLOR FIELD.

           (d) If, in respect of a **, SB decides to cease development, or has not initiated development within **, then SB shall communicate such decision to ADOLOR and the parties shall then meet to discuss in good faith the excluding of ** from the scope of the FIELD and such ** then forming part of the ADOLOR FIELD.

           (e) For any PRODUCT in the FIELD for which NDA Approval has been received for an INDICATION but which has not been the subject of a Launch within the TERRITORY within one (1) year of such NDA Approval then, unless the delay can be attributed to medical, scientific, regulatory or other changes or delays which are beyond SB's reasonable control, such PRODUCT for said INDICATION shall no longer be in the scope of the FIELD and shall become part of the ADOLOR FIELD.

     5.02. (a) SB shall provide ADOLOR with a brief summary in writing of SB's progress in respect of the preclinical and clinical development of PRODUCT (but not, for the

**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

avoidance of doubt, any technical information on any formulation(s) of PRODUCT) and SB's efforts to commercialize PRODUCT in the TERRITORY on a quarterly basis.

           (b) Subject to ADOLOR's obligations to a THIRD PARTY, ADOLOR shall provide SB with a brief summary in writing of ADOLOR's progress in respect of the pre-clinical and clinical development and commercialization of PRODUCT either in the FIELD outside of the TERRITORY or for ADOLOR's Topical Dermal Products anywhere in the world (but not, for the avoidance of doubt, any technical information on any formulation(s) of such PRODUCT) on a quarterly basis.

     5.03. ADOLOR shall provide to SB, at SB's request, reasonable technical assistance within its area of expertise concerning preclinical and clinical development, registration, production and commercialization of PRODUCT in the FIELD, including, without limitation, technical assistance related to PRODUCT formulation and safety data integration. Provision of such technical assistance shall include, but not be limited to, visits by ADOLOR. personnel to SB, at ADOLOR's expense if such visits are within the Commonwealth of Pennsylvania, the State of New Jersey and the State of Delaware, and at SB's expense everywhere else, and visits by SB personnel to ADOLOR, at SB's expense, at times and for periods of time upon which the parties will agree, and supply any KNOW-HOW that SB may require.

     5.04. SB shall be responsible for supplying all of SB's, its AFFILIATES' and its and their sublicensee's and distributor's requirements of PRODUCT in all countries of the TERRITORY during the term of this AGREEMENT. SB shall have no obligation to supply any of ADOLOR's, its AFFILIATES' or its sublicensee's or distributor's requirements of PRODUCT anywhere in the world during or after the term of this AGREEMENT.

     5.05. All PRODUCT in the FIELD sold by SB, its AFFILIATES and its or their sublicensees or distributors in the TERRITORY under this AGREEMENT shall bear a legend on its packaging stating that such PRODUCT is sold under a license from ADOLOR, to the extent such legend is legally permissible.

     5.06. SB and ADOLOR shall promptly, and in accordance with the relevant regulatory requirements, inform the other party of any safety information, including, but not limited to, any adverse drug reactions regarding COMPOUND or PRODUCT.

6.   EXCHANGE OF INFORMATION AND CONFIDENTIALITY
     -------------------------------------------

     6.01. Promptly after the date of this AGREEMENT first written above, ADOLOR shall disclose and supply to SB all KNOW-HOW. Thereafter, ADOLOR shall promptly disclose and supply to SB any further KNOW-HOW which may become known to ADOLOR. All KNOW-HOW disclosed to SB is confidential information and shall be governed by the provisions of Paragraph 6.03.

     6.02. The responsibilities of the parties for reporting of adverse drug experiences related to PRODUCT to regulatory authorities throughout the TERRITORY shall be performed in accordance with the pharmacovigilance agreement attached to this AGREEMENT as APPENDIX B.

     6.03. During the term of this AGREEMENT and for five (5) years thereafter, irrespective of any termination earlier than the expiration of the term of this AGREEMENT, ADOLOR and SB shall not use or reveal or disclose to THIRD PARTIES any confidential information received from the other party without first obtaining the written consent of the disclosing party, except as may be otherwise provided herein (including, but not limited to, the grant of any rights by SB to ADOLOR under Paragraph 10.4(b) in which case ADOLOR would be entitled to use such confidential information if necessary to exercise such rights and/or reveal or disclose such confidential information to any THIRD PARTY subject to and in accordance with the same conditions of confidentiality as are contained herein), or as may be required for the purposes of investigating, developing, manufacturing or marketing PRODUCT or for securing essential or desirable authorizations, privileges or rights from governmental agencies, or is required to be disclosed to a governmental agency or is necessary to file or prosecute patent applications concerning PRODUCT or to carry out any litigation concerning PRODUCT. Prior to such disclosure, the party obliged to disclose the other party's confidential information shall promptly inform the other party of the potential disclosure and work diligently to avoid such disclosure or to obtain confidential treatment of such confidential information. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or is already in the possession of the receiving party, or is disclosed to the receiving party by a THIRD PARTY having the right to do so, or is subsequently and independently developed by employees of the receiving party or AFFILIATES thereof who had no knowledge of the confidential information disclosed, or is required by law to be disclosed. The parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted. Either party may disclose confidential information received from the other party hereunder to THIRD PARTIES to the extent necessary to perform its obligations under this AGREEMENT, provided such THIRD PARTIES execute confidentiality agreements containing terms no less strict than those contained herein.

     6.04. Nothing herein shall be construed as preventing SB from disclosing any information received from ADOLOR hereunder to an AFFILIATE, sublicensee or distributor of SB, provided, in the case of a sublicensee or distributor, such sublicensee or distributor has undertaken a similar obligation of confidentiality with respect to the confidential information.

     6.05. All confidential information disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this AGREEMENT based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that confidential information received from the other party under this AGREEMENT remains the property of the other party and (ii) of the confidentiality obligations under this AGREEMENT. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's confidential information and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this AGREEMENT.

     6.06. No public announcement or other disclosure to THIRD PARTIES concerning the terms of this AGREEMENT shall be made, either directly or indirectly, by any party to this AGREEMENT, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other party and agreement upon the nature and text of such announcement or disclosure. Such approval shall not be unreasonably withheld or delayed. The parties will agree to a press release which can be released by ADOLOR on or after the EFFECTIVE DATE. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. Each party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this AGREEMENT to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure. Notwithstanding any other provision of this AGREEMENT, each party may disclose the terms of this AGREEMENT to lenders, investment bankers and other financial institutions ("THIRD PARTY Lender") of its choice solely for purposes of financing the business operations of such party either (i) upon the written consent of the other party or (ii) if the disclosing party obtains, using reasonable commercial efforts, a signed confidentiality agreement with such financial institution with respect to such information, such agreement to contain the following:

            (a) The THIRD PARTY Lender shall hold the information disclosed to it by such party ("Loan Information") in strict confidence and shall use diligent efforts, which shall not in any event be less than the THIRD PARTY Lender uses to prevent unauthorized use or disclosure of its own valuable, confidential information, to prevent any unauthorized use or disclosure of such Loan Information.

            (b) The THIRD PARTY Lender shall not, without the prior written consent of such party, use the Loan Information disclosed to it for any purpose of other than the use for which such Loan Information was disclosed by such party.

            (c) Upon completion of the authorized use by such THIRD PARTY Lender and in the absence of any further agreement between the Parties, the THIRD PARTY Lender shall cease all use and make no further use of the Loan Information and shall, upon written request from such party, promptly return all Loan Information to such party.

     6.07. ADOLOR warrants and represents that it will not knowingly do anything which will harm the development and/or commercialization of PRODUCT in the FIELD as a result of ADOLOR's development and/or commercialization of PRODUCT outside of the FIELD, or in the FIELD outside of the TERRITORY. The contribution of each party shall be noted in all publications or presentations by acknowledgment or coauthorship, whichever is appropriate.

     6.08. Nothing in this AGREEMENT shall be construed as preventing or in any way inhibiting either party from complying with statutory and regulatory requirements governing the development, manufacture, use and sale or other distribution of products containing COMPOUND in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from the other party or THIRD PARTIES.

7.    PATENT PROSECUTION AND LITIGATION
      ---------------------------------

      7.01. Each party shall have and retain sole and exclusive title to all inventions or discoveries conceived by and know-how, including but not limited to any KNOW-HOW, made or generated by, its employees, agents, or other persons acting under its authority in the course of or as a result of this AGREEMENT. Each party shall own a fifty percent (50%) undivided interest in all such inventions, discoveries and know-how made, conceived, or generated jointly by employees, agents, or other persons acting under the authority of both parties in the course of or as a result of this AGREEMENT. However, for inventions, discoveries and know-how jointly owned by the parties, ADOLOR shall have a royalty-free exclusive license with the right to sublicense in the ADOLOR FIELD and SB shall have a royalty-free exclusive license with the right to sublicense in the FIELD. Except as expressly provided in this AGREEMENT, and to the extent legally permitted, each joint owner may make, use, sell, keep, license, assign, or mortgage such jointly owned inventions, discoveries and know-how, and otherwise undertake all activities a sole owner might undertake with respect to such inventions, discoveries and know-how, without the consent of and without accounting to the other joint owner.

      7.02. (a) ADOLOR warrants and represents that it has disclosed to SB the complete texts of all PATENTS filed by or otherwise controlled by ADOLOR as of the EFFECTIVE DATE in the TERRITORY (including, but not limited to, method and use claims relating to PRODUCT) as well as all information received as of the EFFECTIVE DATE concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a PATENT anywhere in the TERRITORY, ADOLOR further warrants and represents that it will disclose to SB the complete texts of all PATENTS filed by or otherwise controlled by ADOLOR after the EFFECTIVE DATE in the TERRITORY as well as all information received after the EFFECTIVE DATE concerning the institution or possible institution any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a PATENT (the "Administrative Proceedings") anywhere in the TERRITORY. SB shall have the right to review all such PATENTS and other proceedings relating thereto and make recommendations to ADOLOR concerning them and their conduct. ADOLOR agrees to keep SB promptly and fully informed of the course of patent prosecution or other proceedings including by providing SB with copies of substantive communications, search reports and THIRD PARTY observations submitted to or received from patent offices throughout the TERRITORY. SB shall provide such patent consultation to ADOLOR at no cost to ADOLOR. SB shall hold all information disclosed to it under this Paragraph 7.02 as the confidential information of ADOLOR subject to the provisions of Paragraphs 6.03 and 6.04.

             (b)  On or after the date the milestone referred to in Paragraph
3.01 (b)(2) (`**') has been achieved in accordance with the terms of Paragraph 3.01(3), SB shall assist in the defraying of out of pocket costs incurred thereafter by ADOLOR relating to the preparation, prosecution, Administrative Proceeding and maintenance of PATENTS ("Patent Costs") subject to, and in accordance with, the following terms:

                  (i) the Patent Costs must first be approved by SB (such approval not to be unreasonably withheld) prior to being incurred;

                  (ii) subject to Paragraph 7.02(b)(iii), if such Patent Costs are approved in accordance with Paragraph 7.02(b)(i), then SB and ADOLOR shall each pay fifty percent (50%) of the total amount of such Patent Costs provided however that if PATENTS which are the subject matter of such Patent Costs are, or have been, licensed to one or more THIRD PARTIES outside of the FIELD, then SB's obligation under this Paragraph 7.02(b)(ii) to pay fifty percent (50%) of the total amount of such Patent Costs ("the SB Total Contribution") shall be reduced such that SB's amended contribution ("the SB Reduced Contribution") then equates to

**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               an amount equivalent to [the SB Total Contribution] divided by (the number of such THIRD PARTIES plus one].

For the avoidance of doubt, if any Patent Costs are not approved by SB under Paragraph 7.02(b)(i) then this Paragraph 7.02(b) shall not apply and all such Patent Costs shall be the sole responsibility of ADOLOR.

              (c) Subject to any THIRD PARTY agreement, at SB's sole discretion and option, SB can assume the preparation, prosecution, Administrative Proceeding and maintenance of any PATENT not licensed by ADOLOR to a THIRD PARTY and SB shall thereafter keep ADOLOR promptly and fully informed of the course of patent prosecution or other proceedings including providing ADOLOR with copies of substantial communications, search reports and THIRD PARTY observations submitted to received from patent offices throughout the TERRITORY. SB shall provide such patent services at no cost to ADOLOR. SB shall hold all information disclosed to it under this Paragraph 7.02 as the confidential information of ADOLOR subject to the provisions of Paragraphs 6.03 and 6.04. However, if ADOLOR subsequently licenses to a THIRD PARTY one or more PATENTS for which SB has assumed responsibility under this Paragraph 7.02(c), ADOLOR shall thereafter assume responsibility for such newly licensed PATENTS, including, subject to Paragraph 7.02(b), all costs relating thereto.

     7.03. SB shall have the right, but not the obligation, to assume responsibility for any PATENT or any part of a PATENT which ADOLOR intends to abandon or otherwise cause or allow to be forfeited. ADOLOR shall give SB reasonable written notice prior to abandonment or other forfeiture of any PATENT or any part of a PATENT so as to permit SB to exercise its rights under this Paragraph and, further, for the avoidance of doubt, such PATENT or any part of a PATENT, shall not thereafter be royalty bearing under this AGREEMENT.

     7.04. In the event of the institution of any suit by a THIRD PARTY against ADOLOR, SB or its AFFILIATES, sublicensees or distributors for patent infringement involving the manufacture, use, sale, distribution or marketing of PRODUCT in the FIELD by, or on behalf of, SB under this AGREEMENT anywhere in the TERRITORY, the party sued shall promptly notify the other party in writing. The conduct of the defense to any such suit shall be determined by SB and at its own expense and the provisions of Paragraph 12.07 shall apply. ADOLOR shall provide reasonable non-monetary assistance to SB and reasonably cooperate in any such litigation at SB's request without expense to the requesting party.

     7.05. In the event that ADOLOR or SB becomes aware of actual or threatened infringement of a PATENT anywhere in the TERRITORY, that party shall promptly notify the other party in writing. Subject to any THIRD PARTY agreement, SB shall have the first right, but not the obligation, to bring, at its own expense, an infringement action against any THIRD PARTY for a PRODUCT in the FIELD and to use ADOLOR's name in connection therewith and to name ADOLOR as a party thereto, but only to the extent that SB is not precluded from doing so by an agreement between ADOLOR and a THIRD PARTY. If SB does not commence a particular infringement action within ninety (90) days of receipt of the notice of infringement, then ADOLOR, after noticing SB in writing, shall be entitled to bring such infringement action at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof subject to Paragraph 7.07. SB and ADOLOR shall have the right but not the obligation, to join in any such infringement action or in an action or claim of PATENT invalidity or unenforceability in which event any recovery shall be shared in proportion to the out-of-pocket THIRD PARTY litigation costs, including attorneys fees, incurred by SB and ADOLOR. In any event, ADOLOR and SB shall provide reasonable assistance to one another and shall reasonably cooperate in any such litigation at the other's request without expense to the requesting party.

     7.06. ADOLOR and SB shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. In the event that SB was the party which controlled the litigation or settlement, any excess amount shall be shared equally between SB and ADOLOR, provided in no event shall ADOLOR's share of the excess amount exceed the royalties which would otherwise be due ADOLOR for the sales of PRODUCT that were the subject of the litigation had such sales been made by SB, its AFFILIATES or its sublicensees under this AGREEMENT. In the event that ADOLOR was the party which controlled the litigation or settlement because SB was precluded from doing so by an agreement between ADOLOR and a THIRD PARTY, any excess amount shall be shared equally between SB and ADOLOR., provided in no event shall ADOLOR's share of the excess amount exceed the royalties which would otherwise be due ADOLOR for the sales of PRODUCT that were the subject of the litigation had such sales been made by SB, its AFFILIATES or its sublicensees under this AGREEMENT. In the event that ADOLOR was the party which controlled the litigation or settlement for any reason except because SB was precluded from doing so by an agreement between ADOLOR and a THIRD PARTY, any excess amount shall be retained by ADOLOR. In the event SB and ADOLOR both joined in the litigation, the provisions of Paragraph 7.05 shall apply.

     7.07. The parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning PATENTS, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a party pursuant to this Article 7 may be entered into without the consent of the other party if such settlement would require the other party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other party's rights under this AGREEMENT.

     7.08. Notwithstanding ADOLOR's independent right to seek extensions of the term of PATENTS in any country of the TERRITORY, ADOLOR shall be obliged to seek extensions of the term of PATENTS, at SB's request and expense, in any country of the TERRITORY and in this latter case SB shall provide to ADOLOR any information necessary for such purpose; provided however that SB shall have the right to extend the term of any of its own patents covering PRODUCT in any country of the TERRITORY instead of extending the term of PATENTS.

     7.09. Notwithstanding ADOLOR's independent right to obtain SPCs based on PATENTS in any country of the TERRITORY, ADOLOR shall be obliged to seek to obtain SPCs based on PATENTS, at SB's request and expense, in any country of the TERRITORY, and, where necessary, SB shall provide to ADOLOR any information necessary for such purpose; provided however that SB shall have the right to seek to obtain SPCs based on any of its own patents covering PRODUCT in any country of the TERRITORY instead of seeking to obtain SPCs based on PATENTS.

     7.10. Notwithstanding ADOLOR'S independent right to obtain "pipeline" protection for PATENTS, at SB's request and expense, ADOLOR shall cooperate with SB to obtain "pipeline" protection for PATENTS which may be available under the patent laws of countries in the TERRITORY in which the patent laws thereof are amended to provide improved protection for PRODUCT.

8.   TRADEMARKS
     ----------

     8.01. SB shall be responsible for the selection of all TRADEMARKS, TRADE DRESS, packaging, selling marks (e.g., taglines and slogan marks), and advertising which it employs in connection with PRODUCT in the FIELD in the TERRITORY and shall own and control such TRADEMARKS, TRADE DRESS, packaging, selling marks (e.g., taglines and slogan marks), and advertising. SB shall be responsible for registration and maintenance of all such

TRADEMARKS. Nothing in this AGREEMENT shall be construed as a grant of rights, by license or otherwise, to ADOLOR to use such TRADEMARKS or any other TRADEMARKS owned by SB for any purpose or to use such packaging, selling marks (e.g., taglines and slogan marks), or advertising for any purpose. SB shall own such tradenames and TRADEMARKS, TRADE DRESS, packaging, selling marks (e.g., taglines and slogan marks), and advertising, and shall retain such ownership upon termination or expiration of this AGREEMENT. ADOLOR acknowledges SB's ownership of the TRADEMARKS, TRADE DRESS, packaging, selling marks (e.g., taglines and slogan marks), and advertising, as well as any COPYRIGHTS therein, and agrees that it will do nothing inconsistent with such ownership, and agrees that nothing in this AGREEMENT shall give ADOLOR any right, title or interest in the TRADEMARKS, TRADE DRESS, packaging, selling marks (e.g., taglines and slogan marks), and advertising. If SB's rights to PRODUCT in the FIELD are terminated in accordance with this AGREEMENT in a particular country, ADOLOR shall not be permitted to use SB's TRADEMARKS, TRADE DRESS, packaging, selling marks (e.g., taglines and slogan marks), or advertising with respect to PRODUCT in such country, and shall not permit its subsequent licensees to use SB's TRADEMARKS, TRADE DRESS, packaging, selling marks (e.g., taglines and slogan marks), or advertising with respect to PRODUCT in such country.

     8.02. With respect to the TRADEMARKS selected by SB under Paragraph 8.01 for PRODUCT in the FIELD in the TERRITORY, subsequent to adoption by SB by use in commerce or by an application for an intent to use, ADOLOR, its AFFILIATES and sublicensees shall not adopt, use, or register any acronym, trademark, tradename, service mark or other marketing name or any confusingly similar mark or symbol and/or design as part of ADOLOR's or its AFFILIATE's own trademark or tradename for PRODUCT in the FIELD outside of the TERRITORY or for PRODUCT outside of the FIELD in the TERRITORY. With respect to the packaging or selling marks (e.g., taglines and slogan marks) selected by SB for

PRODUCT in the FIELD in the TERRITORY, ADOLOR, its AFFILIATES and its sublicensees shall not adopt or use any confusingly similar TRADE DRESS packaging or selling marks (e.g., taglines and slogan marks) as part of ADOLOR's or its AFFILIATE's own TRADE DRESS packaging or selling marks (e.g., taglines and slogan marks) for PRODUCT in the FIELD outside of the TERRITORY or for PRODUCT outside of the FIELD.

9.   STATEMENTS AND REMITTANCES
     --------------------------

     9.01. SB shall keep and require its AFFILIATES, sublicensees and distributors to keep complete and accurate records of all sales of PRODUCT under the licenses granted herein. ADOLOR shall have the right, at ADOLOR's expense, through a certified public accountant or like person reasonably acceptable to SB, to examine such records during regular business hours during the life of this AGREEMENT and for six (6) months after its termination; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) years, unless a material discrepancy is found, and provided further that such accountant shall report to ADOLOR only as to the accuracy of the royalty statements and payments. In the event such audit reveals an underpayment of five percent (5%) or more of the amount actually due, SB shall reimburse ADOLOR for the costs of such audit in addition to promptly remitting to ADOLOR the amount of any underpayment along with liquidated damages at the annual rate of the prime rate (as published in the Wall Street Journal plus two percent (2%) pro rated for each month or
    -------------------
portion thereof for the period of such underpayment. In the event such audit reveals an overpayment of five percent (5%) or more of the amount actually due, ADOLOR shall promptly reimburse such amount to SB.

     9.02. All royalties due under this AGREEMENT shall be payable in U.S. Dollars. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country, ADOLOR shall receive payment in that country in local currency.

     9.03. Any tax, duty or other levy paid or required to be withheld by SB on account of royalties payable to ADOLOR under this AGREEMENT shall be deducted from the amount of royalties otherwise due. SB shall secure and send to ADOLOR proof of any such taxes, duties or other levies withheld and paid by SB or its sublicensees for the benefit of ADOLOR.

     9.04. Monetary conversions from the currency of a foreign country, in which PRODUCT is sold, into U.S. dollars shall be made at the official exchange rate in force in that country for financial transactions on the last business day of the calendar quarter for which the royalties are being paid. If there is no such official exchange rate, the conversion shall be made at the rate for such remittances on that date as certified by Citibank, N.A., New York, New York, U.S.A.

     9.05. Royalty obligations due to SB under Paragraph 10.04(c) of this AGREEMENT shall be treated as follows:

            (a) royalty obligations due to SB under Paragraph 10.04(c) of this AGREEMENT for each PRODUCT shall expire in each country of the TERRITORY upon the later of the expiration of all patents licensed to ADOLOR under Paragraph 10.04(b) which cover such PRODUCT or ten (10) years from the date of first marketing of any such PRODUCT by ADOLOR or it's licensee in any country. Termination of royalty obligations to SB under Paragraph 10.04(c) of this AGREEMENT shall not preclude ADOLOR or its permitted licensees from making, having made, use or sale of such PRODUCT in the FIELD in such country and to use the know-how licensed to ADOLOR under Paragraph 10.04(b) in such country without further royalty payments or other compensation to SB.

            (b) ADOLOR shall keep and require its licensees to keep complete and accurate records of all sales of PRODUCT under Paragraph 10.04(c) of this AGREEMENT. SB shall have the right, at SB's expense, through a certified public accountant or like person reasonably acceptable to ADOLOR, to examine such records during regular business hours during the duration of ADOLOR's royalty obligation to SB under Paragraph 10.04(c) of this AGREEMENT and for six (6) months after its termination; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) years, unless a material discrepancy is found, and provided further that such accountant shall report to SB only as to the accuracy of the royalty statements and payments. In the event such audit reveals an underpayment of five percent (5%) or more of the amount actually due, ADOLOR shall reimburse SB for the costs of such audit in addition to promptly remitting to SB the amount of any underpayment along with liquidated damages at the annual rate of the prime rate as published in the Wall Street Journal plus two percent (2%) pro rated for each
                    -------------------
month or portion thereof for the period of such underpayment. In the event such audit reveals an overpayment of five percent (5%) or more of the amount actually due, SB shall promptly reimburse such amount to ADOLOR;

             (c) Within sixty (60) days after the close of each calendar quarter, ADOLOR shall deliver to SB a true accounting of all PRODUCT sold by ADOLOR and its licensees under Paragraph 10.04(c) of this AGREEMENT during such quarter and shall at the same time pay all royalties due. Such accounting shall show sales on a country-by-country and PRODUCT-by-PRODUCT basis.

             (d) Any tax, duty or other levy paid or required to be withheld by ADOLOR on account of royalties payable to SB under Paragraph 10.04(c) of this AGREEMENT shall be deducted from the amount of royalties otherwise due. ADOLOR shall secure and send to SB written proof of any such taxes withheld and paid by ADOLOR or its sublicensees for the benefit of SB.

             (e) All royalties due under Paragraph 10.04(c) of this AGREEMENT shall be payable in U.S. dollars. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country. SB shall receive payment in that country in local currency.

             (f) Monetary conversions from the currency of a foreign country, in which PRODUCT is sold, into U.S. dollars shall be made at the official exchange rate in force in that country for financial transactions on the last business day of the calendar quarter for which the royalties are being paid. If there is no such official exchange rate, the conversion shall be made at the rate for such remittances on that date as certified by Citibank, N.A., New York, New York, U.S.A.

10.  TERM AND TERMINATION
     --------------------

     10.01. (a) Royalty obligations under Paragraph 3.02 or 3.04, whichever is relevant, in each country of the TERRITORY shall expire upon the expiration or invalidation of the last remaining licensed PATENT in such country which claims the PRODUCT sold. Expiration of SB's royalty obligations under Paragraph
3.02 or 3.04, whichever is relevant, for a particular PRODUCT under this provision shall not preclude SB from continuing to market such PRODUCT and to use KNOW-HOW in such country without further royalty payments or any other remuneration to ADOLOR, except to the extent that Paragraph 3.03 or 3.05, whichever is relevant, is still applicable to the NET SALES of the particular PRODUCT in the particular country.

             (b) (i) Royalty obligations under Paragraph 3.03 in each country shall expire upon the earlier of: (a) ten (10) years from the date of first marketing in such country, or (b) in the European Economic Union only, when all KNOW-HOW used by SB in the making, using or selling of PRODUCT has become publicly known otherwise than through the fault of SB or an undertaking connected therewith. Expiration of SB's royalty obligations for a particular PRODUCT under this provision shall not preclude SB from continuing to market such

PRODUCT and to use KNOW-HOW in such country without further royalty payments or any other remuneration to ADOLOR

                  (ii) Royalty obligations under Paragraph 3.05 in each country shall expire upon the earlier of: (a) fifteen (15) years from the date of first marketing in such country, or (b) in the European Economic Union only, when all KNOW-HOW used by SB in the making, using or selling of PRODUCT has become publicly known otherwise than through the fault of SB or an undertaking connected therewith. Expiration of SB's royalty obligations for a particular PRODUCT under this provision shall not preclude SB from continuing to market such PRODUCT and to use KNOW-HOW in such country without further royalty payments or any other remuneration to ADOLOR.

     10.02. Unless otherwise terminated, this AGREEMENT shall expire upon the later of (a) the expiration, lapse or invalidation of the last remaining PATENT in the TERRITORY which claims PRODUCT, or (b) SB's last obligation to pay royalties under Paragraphs 3.03 or 3.05. Expiration of this AGREEMENT under this provision shall not preclude SB from continuing to make, have made, use and sell PRODUCT and to use KNOW-HOW in the TERRITORY without further royalty payments or any other remuneration to ADOLOR.

     10.03. If either party materially fails or neglects to perform covenants or provisions of this AGREEMENT and if such default is not corrected within sixty (60) days after receiving written notice from the other party with respect to such default, such other party shall have the right to terminate this AGREEMENT by giving written notice to the party in default provided the notice of termination is given within six (6) months of the default and prior to correction of the default.

     10.04. (a) SB may terminate this AGREEMENT on a country by country basis, in its entirety, or on a PRODUCT by PRODUCT basis, by giving ADOLOR at least thirty (30) days written notice thereof at any time before SB first markets PRODUCT in such country based on a reasonable determination by SB, using the same standards SB would use in assessing whether or not to continue development of a product of its own making that the patent, medical/scientific, technical, regulatory or commercial profile of PRODUCT does not justify continued development of PRODUCT in such country. After marketing PRODUCT, SB may terminate this AGREEMENT on a country by country basis, or in its entirety, or on a PRODUCT by PRODUCT basis by giving ADOLOR at least six (6) months prior written notice thereof based on a reasonable determination by SB, using the same standards SB would use in assessing whether or not to continue marketing of a product of its own making, that the patent, medical/scientific, technical, regulatory or commercial profile of PRODUCT does not justify continued development of PRODUCT in such country. Termination of this AGREEMENT for all PRODUCTS in all countries of the TERRITORY shall constitute a termination of this AGREEMENT in its entirety.

             (b) In the event that this AGREEMENT is terminated by SB under Paragraph 10.04(a) in one or more countries of the TERRITORY, in its entirety, or for one or more PRODUCTS, or SB's rights to certain PRODUCTS in the FIELD are terminated in accordance with Paragraph 5.01, all rights granted to SB under this AGREEMENT in such countries or for such PRODUCTS shall revert to ADOLOR and shall become part of the ADOLOR FIELD, and ADOLOR shall automatically be granted, subject to any prior license rights granted by a THIRD PARTY to SB, an exclusive license, with a right to sublicense, under all patents and know-how owned by SB at the time of termination in such countries to make, have made, use, sell, offer for sale and import the PRODUCT in the FIELD in such countries, but only to the extent that such patents and know-how arose as a result of work done by SB in relation to such PRODUCT or PRODUCTS in the FIELD under this AGREEMENT, and ADOLOR shall have no rights to any other patents or know-how owned by SB, and provided that such exclusive license shall be subject to SB's rights outlined in Paragraph 10.04(c). In addition, at ADOLOR's election, either (i) SB will transfer to ADOLOR any regulatory filings made by SB or its permitted sublicensees in such countries, or (ii) ADOLOR and/or its THIRD PARTY licensees will have a right of reference to any regulatory filings made by SB or its permitted sublicensees in such countries to the extent legally permitted. ADOLOR shall thereafter be free to develop and commercialize the PRODUCT without limitation or further obligation to SB in such countries, subject to SB's rights outlined under Paragraph 10.04(c). In addition, SB shall promptly provide ADOLOR, with the SB Transfer Documents (as defined below), which ADOLOR may use as ADOLOR sees fit and which ADOLOR may provide to a THIRD PARTY licensee for use in continuing development and commercialization of the PRODUCT in the FIELD in such countries. ADOLOR shall reimburse SB for all out-of-pocket expenses paid to THIRD PARTIES incurred by SB in the provision of such Transfer Documents to ADOLOR within thirty (30) days after receipt of SB's invoice therefor. For purposes of this Paragraph, "SB Transfer Documents" shall mean: (i) a copy of all protocols prepared by or on behalf of SB and regulatory filings made by or on behalf of SB under this AGREEMENT; (ii) a copy of all reports on non-clinical and clinical studies sponsored by SB under this AGREEMENT which have been filed or prepared for filing with the regulatory authorities; (iii) the data underlying any non-clinical and clinical database owned by SB in computer-readable form if readily available in a non-proprietary format, and (iv) a copy of all case report forms for patients enrolled in clinical studies sponsored by SB for which no report has been prepared at the time of termination.

             (c) In the event that, in accordance with Paragraph 10.04(b), ADOLOR promotes PRODUCT in the FIELD in a country on its own, or grants such right to a THIRD PARTY, as consideration for SB's investment in the development of PRODUCT in the FIELD, ADOLOR will pay SB royalties on Adolor Net Sales as follows on a PRODUCT by PRODUCT basis:

                  (i) ** percent (**%) of Adolor Net Sales if, at the time of termination, there exists an ** by SB for PRODUCT in the FIELD;

                  (ii) ** percent (**%) of Adolor Net Sales if, at the time of termination, ** have been completed by SB;

                  (iii) ** percent (**%) of Adolor Net Sales if, at the time of termination, ** have been completed by SB;

                  (iv) ** percent (**%) of Adolor Net Sales if, at the time of termination, ** have been completed by SB; or

                  (v) ** percent (**%) of Adolor Net Sales if, at the time of termination, ** have been completed by SB;

provided that royalty obligations due to SB under this paragraph shall be made in accordance with Paragraph 9.05 of this AGREEMENT. The term "Adolor Net Sales" as used in this provision shall have the same meaning as NET SALES except that the gross receipts used in the calculation of Adolor Net Sales shall represent sales of PRODUCT in the FIELD in such countries by ADOLOR, its AFFILIATES and its sublicensees and the provisions of Paragraphs 3.06, 3.07, 3.09, 3.11, 4.01 and 4.02 shall apply as if such provisions related to PRODUCT sold by ADOLOR, its AFFILIATES and sublicensees and not SB, its AFFILIATES and sublicensees. The royalties under Paragraph 10.04(c)(i)-(iv) shall not be owed to SB for a milestone, if the milestone was achieved by ADOLOR as of the EFFECTIVE DATE.

     10.05. Either party may terminate this AGREEMENT if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall

**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

not be dismissed with sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

     10.06. Notwithstanding the bankruptcy of ADOLOR, or the impairment of performance by ADOLOR of its obligations under this AGREEMENT as a result of bankruptcy or insolvency of ADOLOR, SB shall be entitled to retain the licenses granted herein, subject to ADOLOR's rights to terminate ibis AGREEMENT for reasons other than bankruptcy or insolvency as expressly provided in this AGREEMENT.

     10.07. All rights and distribution rights granted under or pursuant to this AGREEMENT by ADOLOR to SB are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties agree that SB, as a licensee of such rights under this AGREEMENT, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by SB of its preexisting obligations under this AGREEMENT. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ADOLOR under the U.S. Bankruptcy Code, SB shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to SB (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by SB, unless ADOLOR elects to continue to perform all of its obligations under this AGREEMENT, or
(b) if not delivered under (a) above, upon the rejection of this AGREEMENT by or on behalf of ADOLOR upon written request therefor by SB, provided, however, that upon ADOLOR's (or its successor's) written notification to SB that it is again willing and able to perform all of its obligations under this AGREEMENT, SB shall promptly return all such tangible materials to ADOLOR, but only to the extent that SB does not require continued access to such materials to enable SB to perform its obligations under this AGREEMENT.

11.  RIGHTS AND DUTIES UPON TERMINATION
     ----------------------------------

     11.01. Upon termination of this AGREEMENT, ADOLOR shall have the right to retain any sums already paid by SB hereunder, and SB shall pay all sums accrued hereunder which are then due.

     11.02. Upon termination of this AGREEMENT, SB undertakes not to use any KNOW-HOW provided to SB by ADOLOR under this AGREEMENT, except as may be otherwise provided in this AGREEMENT. Furthermore, promptly after the effective date of such termination, SB shall return all tangible KNOW-HOW to ADOLOR to the extent that such is practicable. Nothing in this provision shall be construed as superseding SB's rights to use KNOW-HOW upon the expiration of this AGREEMENT as outlined in Paragraphs 10.01 and 10.02.

     11.03. Upon termination of this AGREEMENT in its entirety or with respect to any PRODUCT in any country under Paragraphs 10.03, 10.04, or 10.05, SB shall notify ADOLOR of the amount of PRODUCT SB, its AFFILIATES, sublicensees and distributors then have on hand, the sale of which would, but for the termination, be subject to royalty, and SB, its AFFILIATES, sublicensees and distributors shall thereupon be permitted to sell that amount of PRODUCT provided that SB shall pay the royalty thereon at the time herein provided for.

     11.04. Termination of this AGREEMENT shall terminate all outstanding obligations and liabilities between the parties arising from this AGREEMENT except those described in Articles 6, 9, 10, 11 and 14 and Paragraphs 7.04, 12.07, 12.08, 12.09 and 12.10, and any other obligations otherwise provided by this AGREEMENT which have accrued. In addition, any other provision required to interpret and enforce the parties' rights and obligations under this AGREEMENT shall also survive, but only to the extent required for the full observation and performance of this AGREEMENT.

     11.05. Termination of the AGREEMENT in accordance with the provisions hereof shall not limit remedies which may be otherwise available in law or equity.

12.  WARRANTIES AND REPRESENTATIONS
     ------------------------------

     12.01. ADOLOR warrants and represents that it owns or otherwise controls the entire right, title and interest in the PATENTS listed in APPENDIX A, or filed by or on behalf of ADOLOR pursuant to Section 7, and the KNOW-HOW provided to SB under this AGREEMENT, and that it otherwise has the right to enter into this AGREEMENT. ADOLOR further warrants and represents that it will not encumber any such PATENTS and KNOW-HOW with liens, mortgages, security interests which impair SB's rights. ADOLOR further warrants and represents that there is nothing in any THIRD PARTY agreement ADOLOR has entered into as of the EFFECTIVE DATE which, in any way, will limit ADOLOR's ability to perform all of the obligations undertaken by ADOLOR hereunder, and that it will not enter into any AGREEMENT after the EFFECTIVE DATE under which ADOLOR would incur any such limitations.

     12.02. Nothing in this AGREEMENT shall be construed as a warranty that PATENTS are valid or enforceable as of the EFFECTIVE DATE, or that they will be so during the effective term of this AGREEMENT. ADOLOR hereby warrants and represents that it has no present knowledge as of the EFFECTIVE DATE from which it can be inferred that PATENTS are invalid or that their exercise would infringe patent rights of THIRD PARTIES.

     12.03. ADOLOR warrants and represents that it has not, up through and including the EFFECTIVE DATE, omitted to furnish SB with any information in its possession concerning PRODUCT in the FIELD or the transactions contemplated by this AGREEMENT, which would be material to SB's decision to enter into this AGREEMENT and to undertake the commitments and obligations set forth herein.

     12.04. ADOLOR warrants and represents that it has no present knowledge of the existence of any pre-clinical or clinical data or information concerning the PRODUCT which it has not provided to SB prior to the EFFECTIVE DATE which suggests that there may exist quality, toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of the PRODUCT.

     12.05. ADOLOR warrants and represents that it will not knowingly engage in any activity regarding development of PRODUCT in the FIELD outside of the TERRITORY or for ADOLOR's Topical Dermal Products, including, but not limited to, publication of preclinical or clinical data for PRODUCT or ADOLOR's Topical Dermal Product, which is or ought to be recognized by ADOLOR as posing a present or potential harm to the development of PRODUCT in any country of the TERRITORY. Subject to any agreements entered into prior to the EFFECTIVE DATE, ADOLOR further warrants that it will use its reasonable commercial efforts to require all of its AFFILIATES and sublicensees of PRODUCT in the FIELD outside of the TERRITORY or ADOLOR's Topical Dermal Product to enter in a binding agreement with ADOLOR which contains the same warranty and representation as outlined in this Paragraph. ADOLOR further warrants and represents that neither it nor its AFFILIATES, licensees or other agents shall promote the PRODUCT described in Paragraph 1.02(iv) except in the manner expressly set forth in such Paragraph. All gross receipts from the sale of PRODUCT described in Paragraph 1.02(iv) which are attributable to a breach of this warranty or representation shall be promptly paid by ADOLOR to SB after receipt by ADOLOR from SB of written evidence of the amount of such sales.

     12.06.  ADOLOR warrants and represents that it:

             (a) has received all necessary consents and waivers, in writing, which ADOLOR requires from any other THIRD PARTY by virtue of the rights granted to SB under this AGREEMENT;

             (b) shall pay all royalties or other sums and other payments which ADOLOR may owe to any THIRD PARTY by virtue of this AGREEMENT, and shall perform and observe all of the other obligations outlined in all present and future agreements between ADOLOR and any THIRD PARTY which are in any way related to ADOLOR's ability to grant the rights granted to SB under this AGREEMENT or to ADOLOR's ability to perform its obligations to SB under this AGREEMENT; and

             (c) has received no notices that it is in breach of its obligations under its agreements with any THIRD PARTY which are in any way related to ADOLOR's ability to grant the rights granted to SB under this AGREEMENT or to ADOLOR's ability to perform its obligations to SB under this AGREEMENT. In the event that ADOLOR receives notice from any such THIRD PARTY that ADOLOR has committed a breach of its obligations under any such agreement, or if ADOLOR anticipates such breach, such as may give rise to a right by such THIRD PARTY to terminate or otherwise diminish ADOLOR's rights to PATENTS and/or KNOW-HOW and/or otherwise diminish ADOLOR's ability to perform its obligations to SB under this AGREEMENT, ADOLOR shall immediately notify SB of such situation, and ADOLOR shall promptly cure such breach. However, if ADOLOR is unable to cure such breach, ADOLOR shall, to the extent possible, permit SB to cure such breach and to negotiate directly with such THIRD PARTY.

     12.07. SB hereby agrees to save, defend and hold ADOLOR, its AFFILIATES and its and their respective officers, directors, shareholders, representatives, agents, employees, successors and assigns harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys' fees

(collectively and individually, the "Losses"), brought by a THIRD PARTY or that arise in connection with any claim brought by a THIRD PARTY with respect to the PRODUCT in the FIELD in the TERRITORY or Losses which result from breach by SB, its AFFILIATES, its and their sublicensees or distributors of any provision of this AGREEMENT, including without limitation, the SB warranties and representations set forth in this AGREEMENT, except to the extent such Losses result from (i) the negligence or willful misconduct of ADOLOR or its AFFILIATES, or (ii) breach by ADOLOR or its AFFILIATES of any provision of this AGREEMENT, including without limitation, the ADOLOR warranties and representations set forth in this AGREEMENT.

     12.08. ADOLOR hereby agrees to save, defend and hold SB, its AFFILIATES and its and their respective officers, directors, shareholders, representatives, agents, employees, successors and assigns harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys' fees (collectively and individually, the "Losses"), brought by a THIRD PARTY or that arise in connection with any claim brought by a THIRD PARTY with respect to the COMPOUND in the FIELD outside of the TERRITORY or COMPOUND outside of the FIELD or Losses which result from breach by ADOLOR, its AFFILIATES, its and their sublicensees or distributor of any provision of this AGREEMENT, including without limitation, the ADOLOR warranties and representations set forth in this AGREEMENT, except to the extent such Losses result from (i) the negligence or willful misconduct of SB, its AFFILIATES, its or their sublicensees or distributors (ii) breach by SB, its AFFILIATES, its or their sublicensees or distributors of any provision of this AGREEMENT, including without limitation, the SB warranties and representations set forth in this AGREEMENT.

     12.09. In the event ADOLOR is seeking indemnification from SB under Paragraph 12.07, SB shall have no such obligation unless ADOLOR:

             (a) gives SB prompt notice of any claim or lawsuit or other action for which it seeks to be indemnified under this AGREEMENT;

             (b) cooperates fully with SB and its agents in defense of any such claim, complaint, lawsuit or other cause of action; and

             (c) SB is granted full authority and control over the defense, including settlement or other disposition thereof, against such claim or lawsuit or other action, provided that ADOLOR shall have the right to retain counsel of its choice to participate in the defense of any such claim or lawsuit at ADOLOR's own expense, provided that such counsel shall not interfere with SB's full authority and control, and further provided that such settlement does not impair the validity or enforceability of PATENTS.

     12.10. In the event SB is seeking indemnification under Paragraph 12.08, ADOLOR shall have no such obligation unless SB:

             (a) gives ADOLOR prompt notice of any claim or lawsuit or other action for which it seeks to be indemnified under this AGREEMENT;

             (b) cooperates fully with ADOLOR and its agents in defenses of any such claim, complaint, lawsuit or other cause of action; and

             (c) ADOLOR is granted full authority and control over the defense, including settlement or other disposition thereof, against such claim or lawsuit or other action, provided that SB shall have the right to retain counsel of its choice to participate in the defense of any such claim or lawsuit at SB's own expense, provided that such counsel shall not interfere with ADOLOR's full authority and control.

     12.11. SB and ADOLOR represent and warrant that they are authorized to enter into this AGREEMENT and have not as of the EFFECTIVE DATE and will not enter into any agreement inconsistent with this AGREEMENT.

     12.12. ADOLOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENTS, KNOW-HOW, COMPOUNDS, AND PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS AND KNOW-HOW, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

13.  FORCE MAJEURE
     -------------

     13.01. If the performance of any part of this AGREEMENT by either party, or of any obligation under this AGREEMENT, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution.

14.  GOVERNING LAW AND DISPUTE RESOLUTION
     ------------------------------------

     14.01. This AGREEMENT shall be deemed to have been made in the Commonwealth of Pennsylvania and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

     14.02. Any dispute, controversy or claim arising out of or relating to this AGREEMENT (hereinafter collectively referred to as "Dispute") shall be attempted to be settled by the parties, in good faith, by submitting each such Dispute to appropriate senior management representatives of each PARTY in an effort to effect a mutually acceptable resolution thereof.

     14.03. In the event no mutually acceptable resolution is achieved as a result of Paragraph 14.02 then, at either party's request, such Dispute may be submitted to an UNAFFILIATED EXPERT for resolution. In such event, the parties shall select a single UNAFFILIATED EXPERT within twenty (20) days of the request of the party invoking this Paragraph 14.03. Each party shall have twenty (20) days after selection of the UNAFFILIATED EXPERT to submit to such individual such assumptions, methodology, data and information as such party believes necessary to resolve the dispute in question. The UNAFFILIATED EXPERT may then hold a joint meeting with the parties (including any other experts that the parties have engaged in respect of that matter) on the issues that need to be resolved. The UNAFFILIATED EXPERT shall promptly thereafter make a recommendation as to the resolution of the dispute, which recommendation may either adopt the proposal of either party or adopt an alternative approach.
Each party shall bear its own expenses in connection with a procedure under this Paragraph 14.03, and the fees and expenses of the UNAFFILIATED EXPERT shall be borne equally by the parties regardless of the ultimate recommendation of such person. The results of a procedure under this Paragraph 14.03 shall be used by the parties to guide their own decisions, but shall not have legal effect.

     14.04. In the event no mutually acceptable resolution of such Dispute is achieved in accordance with Paragraph 14.03, then either party shall be entitled to seek final settlement of such Dispute by any administrative or judicial mechanism which may be available.

15.  WAIVER OF BREACH
     ----------------

     15.01. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

16.  SEPARABILITY
     ------------

     16.01. In the event any portion of this AGREEMENT shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

     16.02. If any of the terms or provisions of this AGREEMENT are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

     16.03. In the event that the terms and conditions of this AGREEMENT are materially altered as a result of Paragraphs 16.01 or 16.02, the parties will renegotiate the terms and conditions of this AGREEMENT to resolve any inequities.

17.  ENTIRE AGREEMENT
     ----------------

     17.01. This AGREEMENT, entered into as of the date written above, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this AGREEMENT shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this AGREEMENT by written instruments specifically referring to and executed in the same manner as this AGREEMENT.

18.  NOTICES
     -------

     18.01. Any notice required or permitted under this AGREEMENT shall be in writing and sent to the following addresses of the parties by prepaid registered or certified air mail or by overnight express mail (e.g., Federal Express), or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., Federal Express), and shall be deemed to have been properly served to the addressee upon receipt of such written communication:

          If to ADOLOR:

          Adolor Corporation
          371 Phoenixville Pike
          Malvern, Pennsylvania 19355, U.S.A.
          Attention:  Dr. John J. Farrar, President and CEO

                copy to:                         or

               Dechert Price & Rhoads            Dechert Price & Rhoads
               Princeton Pike Corporate Center   Princeton Pike Corporate Center
               P.O. Box 5218                     997 Lenox Drive
               Princeton, NJ 08543-5218          Lawrenceville, NJ 08648
               Attn.: Allen Bloom                Attn.: Allen Bloom

          If to SB:

          SB Pharmco Puerto Rico Inc.
          Road 172
          KM 9.1/Bo.Certenejas
          CIDRA
          Puerto Rico, 00639
          Attention: Don Parman, Director

               copies to:

               SmithKline Beecham Corporation
               One Franklin Plaza (Mail Code FP1820)
               P.O.  Box 7929
               Philadelphia, Pennsylvania 19101, U.S.A.
               Attention:  Vice President and Director
                           SmithKline Beecham Consumer Healthcare
                           Worldwide Business Development

               SmithKline Beecham Corporation
               One Franklin Plaza (Mail Code FP2360)
               P.O. Box 7929
               Philadelphia, Pennsylvania 19101, U.S.A.
               Attention: Corporate Law-U.S.

19.  ASSIGNMENT
     ----------

     19.01. This AGREEMENT and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this

AGREEMENT nor any interest hereunder shall be assignable by either party without the written consent of the other provided, however, that either party may assign this AGREEMENT or any part of its rights and obligations hereunder, or any PATENT owned by it, to any AFFILIATE or to any corporation (hereinafter "Transferee") with which it may merge or consolidate, or to which it may sell or otherwise transfer all or substantially all of its assets to which this AGREEMENT relates, without obtaining the consent of the other party. Notwithstanding the above, each party warrants and represents that any such assignment by it to an AFFILIATE or Transferee shall only be valid and effective if such AFFILIATE or Transferee is put on notice that it shall be bound by the assigning party to observe and perform terms and conditions similar to those contained in this AGREEMENT.

20.  RECORDING
     ---------

     20.01. SB shall have the right, at any time, to record, register, or otherwise notify this AGREEMENT in appropriate governmental or regulatory offices anywhere in the TERRITORY, and ADOLOR shall provide reasonable assistance to SB in effecting such recording, registering or notifying.

21.  EXECUTION IN COUNTERPARTS
     -------------------------

     21.01. This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

22.  CONSTRUCTION
     ------------

     22.01. The captions appearing in this AGREEMENT are for reference purposes only and shall not be considered for the purpose of interpreting or construing this AGREEMENT. References to either the singular or plural number can be substituted with the other in any place in which the context may require such substitution.

     IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this AGREEMENT as of the date first written above.

SB PHARMCO PUERTO RICO INC.


BY: /s/ [ILLEGIBLE]^^
    ------------------------------

TITLE: ___________________________


ADOLOR CORPORATION


BY: /s/  John J. Farrar
    ------------------------------

TITLE: President and Chief Executive Officer
       -------------------------------------